Exhibit 2.2

EXECUTION VERSION

ASSET CONTRIBUTION AGREEMENT

This ASSET CONTRIBUTION AGREEMENT, dated as of February 4, 2019 (this “Agreement”), is entered into by and between Carnot, LLC, a Delaware limited liability company (“Contributor”), and Eliem Therapeutics, Inc., a Delaware corporation (“Recipient”). Contributor and Recipient are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Contributor is conducting or has previously conducted a drug discovery, research and development program related to palmitoylethanolamide (“PEA”) and PEA prodrugs (the “Programs”);

WHEREAS, Contributor desires to assign, transfer and contribute to Recipient the Contributed Assets (as defined below), in consideration for 3,500,000 shares of the Recipient’s Common Stock, $0.0001 par value per share (the “Contribution Shares”), on the terms and conditions as set forth herein (the assignment, transfer and contribution of the Contributed Assets, the issuance by Recipient of the Contribution Shares to Contributor and all other transactions relating to the foregoing or contemplated under this Agreement, in each case subject to and upon the terms and conditions of this Agreement, being hereinafter referred to herein, collectively, as the “Contribution”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Recipient and the members of NeoKera LLC, a Delaware limited liability company (“NeoKera”), are entering into a Unit Transfer Agreement (the “NeoKera Unit Transfer Agreement”) pursuant to which the members of NeoKera are agreeing to sell, assign, transfer and deliver to the Recipient all of the issued and outstanding units of NeoKera (the “NeoKera Unit Transfer”) in consideration for the sale and issuance of 166,667 shares of Common Stock (the “NeoKera Unit Transfer Consideration Shares”) by Recipient to the members of NeoKera at the closing of the NeoKera Unit Transfer;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Recipient is entering into a Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with the persons set forth on Exhibit A thereto (the “Purchasers”) pursuant to which Recipient is agreeing to sell and issue to the Purchasers 4,080,000 shares of Series A Preferred Stock, $0.0001 par value per share (the “Eliem Preferred Stock”), for an aggregate purchase price of $12,240,000; and

WHEREAS, Recipient, Contributor, the members of NeoKera and the Purchasers intend the Contribution, the NeoKera Unit Transfer, and the financing pursuant to the Series A Purchase Agreement to be tax-free transactions under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and for this purpose Recipient, Contributor, the members of NeoKera and the Purchasers have acknowledged and agreed they are members of the same transferor group for purposes of Section 351 of the Code in connection with such transactions.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Recipient hereby agree as follows:

Article 1 Contribution of Assets

1.1 Contributed Assets. Subject to the terms and conditions set forth herein, Contributor hereby contributes, assigns and delivers to the Recipient, and the Recipient hereby accepts from the Contributor, all of Contributor’s right, title, and interest in, to and under the following:

(a) Intellectual Property. (i) All national, international and foreign (to the United States) patents and applications therefor owned by Contributor on the date of this Agreement that pertain to the Programs, including, without limitation, those set forth on Schedule 1.1(a) attached hereto; (ii) all, rights in respect of (including, without limitation, the right to take enforcement action and claim damages),: inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, data, tangible or intangible confidential and/or proprietary information, rights of confidentiality (including the benefit of duties of confidentiality and covenants given to the Contributor by third parties), and all documentation relating to any of the foregoing, in each case to the extent owned by Contributor on the date of this Agreement and pertaining to any or all of the Programs or the Exploitation of the subject matter of any of the Programs; (iii) all copyrights, trademarks, copyright registrations and applications therefor, and trademark registrations and applications therefor, owned by Contributor on the date of this Agreement, and all other rights corresponding to any of the items in the foregoing clauses (i)-(iii) throughout the world, in each case to the extent owned by Contributor and pertaining to the Programs; and (iv) all goodwill of Contributor that is associated with the Programs (all the foregoing being “Transfer IP”);

(b) Records. All data, files, documents and records (in whatever media, including electronically stored information) owned or held by Contributor on the date of this Agreement with respect to, or pertaining or related to, the Programs and/or the other Contributed Assets (as defined below), including, without limitation, all laboratory notebooks, patent prosecution records, materials or correspondence, regulatory filings (together with all draft filings and all data and other information collated or held in connection with any anticipated regulatory filing), records or correspondence, regulatory approvals, manufacturing records, reports or correspondence, and pre-clinical and clinical study results and reports (including any the foregoing held by others on behalf of Contributor) (all the foregoing being the “Records”). Contributor may retain copies of such Records if and to the extent required to comply with applicable law and shall use any such retained copies of Records for no other purpose and such copies of Records shall be safely and securely held by the Contributor so as to prevent unauthorized access thereto;

(c) Materials. All compounds, materials, drug substance, ingredients, samples, specimens, prototypes and all other physical embodiments which, in each case, are owned by the Contributor and which embody, comprise, represent or concern, or were otherwise created through the use or in knowledge of, any of the Transfer IP (“Materials”);

(d) Regulatory approvals/applications/dossiers;

(e) Clinical data related to PEA and PEA prodrug;

(f) Active pharmaceutical ingredients (API);

(g) Formulation / pharmaceutical product related to PEA prodrugs;

(h) all other rights, interests and assets of the Contributor which are necessary for, or used in relation to, any of the Programs or the Exploitation of the subject matter of any of the Programs; and

(i) all claims, counterclaims, credits, causes of action, chooses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to any of the other Contributed Assets, including without limitation, any rights assigned to or otherwise conferred upon the Recipient pursuant to this Agreement.

The assets set forth in this Section 1.1 are called the “Contributed Assets.”

1.2 RECIPIENT ACKNOWLEDGES AND AGREES THAT, SAVE AS PROVIDED FOR UNDER THE TERMS OF THIS AGREEMENT AND THE DOCUMENTS ENTERED INTO PURSUANT HERETO, THE CONTRIBUTED ASSETS ARE PROVIDED “AS IS,” AND RECIPIENT’S USE OF THE CONTRIBUTED ASSETS HEREUNDER IS AT ITS OWN RISK. TO THE MAXIMUM EXTENT PERMITTED BY LAW, CONTRIBUTOR SPECIFICALLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS NOT EXPLICITLY SET FORTH HEREIN AND/OR THE DOCUMENTS ENTERED IN PURSUANT HERETO, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, QUALITY AND PERFORMANCE. CONTRIBUTOR DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATION REGARDING THE USE, OR THE RESULTS OF THE USE OF THE CONTRIBUTED ASSETS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE. CONTRIBUTOR DOES NOT WARRANT THAT THE CONTRIBUTED ASSETS WILL BE FREE FROM ERRORS, OMISSIONS OR OTHER PROGRAM LIMITATIONS, AND CONTRIBUTOR SHALL NOT BE LIABLE FOR ANY DAMAGES CAUSED BY ANY OF THE FOREGOING. NO ORAL OR WRITTEN ADVICE OR INFORMATION PROVIDED BY CONTRIBUTOR OR ANY OF ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY. THIS DISCLAIMER OF WARRANTIES IS AN ESSENTIAL CONDITION OF THIS AGREEMENT.

Article 2 Non-Assumption of Liabilities

2.1 Non-Assumption of Liabilities; Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Recipient is not assuming any liability or obligation of the Contributor or any other affiliate of the Contributor (or any predecessor owner of all or part of the Programs or its assets) of whatever nature, whether presently in existence, incurred or a result of the contribution contemplated by this Agreement, or arising or asserted hereafter. All liabilities and obligations of the Contributor or any other affiliate of the Contributor (or any predecessor owner of all or part of the Programs or their assets) of whatever nature, whether presently in existence, incurred or a result of the Contribution contemplated by this Agreement, or arising or asserted hereafter, remain the liabilities and obligations of

Contributor (all such liabilities and obligations shall be referred to as the “Excluded Liabilities”). The Contributor retains responsibility to discharge in full in a due and timely manner all of the Excluded Liabilities. Contributor hereby agrees to indemnify and hold harmless Recipient against any and all Excluded Liabilities.

Without limiting the generality of the immediately preceding sentence, it is agreed that Recipient shall not have any liability or obligation with respect to the following claims, liabilities or obligations:

(1) Any liability of the Contributor for taxes with respect to the Contributed Assets.

(2) Any claims, liabilities or obligations of Contributor under this Agreement or any contract to be entered into pursuant hereto.

(3) Any claim, liability or obligation arising from or related to any assets of Contributor other than the Contributed Assets.

(4) Any claim, liability or obligation asserted by any stockholder, member or other equity holder of Contributor against the Contributor or Recipient in connection with the transactions contemplated under this Agreement or otherwise.

(5) Any fee or expense to be borne by Contributor pursuant to the terms of this Agreement.

Article 3 Consideration

At the Contribution Closing (as defined in Section 4.1), Recipient will issue the Contribution Shares to Contributor for and in consideration of Contributor’s assignment, transfer and contribution of the Contributed Assets to the Recipient at the offices of the Recipient, at 20 Park Plaza, Boston, MA 02116.

Article 4 Contribution Closing

4.1 Time and Place. The closing of the Contribution and delivery of all documents and instruments necessary to consummate the Contribution (the “Contribution Closing”) shall be held simultaneously with the Closing.

4.2 Actions at the Contribution Closing. At the Contribution Closing:

(a) Contributor shall duly execute and deliver to Recipient instruments of assignment or transfer with respect to the Contributed Assets as Recipient may reasonably request and as may be necessary to vest in Recipient good record (where applicable) and marketable title to all of the Contributed Assets, in each case subject to no Encumbrance (together with this Agreement, the “Contribution Documents”). In addition, Contributor shall duly execute and deliver to Recipient such agreements or instruments as Recipient may reasonably request and as may be necessary in order for Contributor to become a party to each of the Transaction Agreements (as defined in the Series A Purchase Agreement) to be entered into, at the Closing, by Recipient,

Contributor and each of the other stockholders of Recipient named as parties thereto. For the avoidance of doubt, the Contribution Documents shall include a Bill of Sale and an Assignment of Patents, in substantially the forms attached hereto as Exhibit A and Exhibit B hereto.

(b) Records. The Records shall be delivered to the Recipient in such form and media as enables the Recipient ready access thereto so as to permit the Recipient to Exploit such Records in substantially the same manner as the Contributor has Exploited the same (including, without limitation, the provision of any password required to access, or other means of decrypting, such Records). Where Records are held in electronic format such Records shall be transferred to the Recipient by such means as the Recipient may reasonably require so as to enable the same to be accessed through the Recipient’s computer systems.

(c) Materials. Custody of the Materials shall pass from the Contributor to the Recipient on the date of this Agreement.

4.3 Third Party Consents. If the assignment or transfer of any asset included in the Contributed Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a third party, would be ineffective or would in any way adversely affect the rights or interests of the Recipient with respect to such Contributed Asset, then the Contributor shall, at the Contributor’s sole cost and expense, promptly obtain such consent. If and until such consent is obtained then, as from (and including) the date of this Agreement, notwithstanding anything to the contrary in this Agreement, at the Recipient’s election, (i) the Contributed Asset (or part thereof) the subject of such consent shall not be transferred to the Recipient on the date of this Agreement and the Recipient shall have no liability or obligation whatsoever with respect thereto (ii) the Contributor shall, at its sole cost and expense, obtain for Recipient substantially all of the practical benefit of such Contributed Asset (or part thereof) that is not transferred to the Recipient, as may include, if so required by the Recipient, (A) entering into appropriate and reasonable alternative arrangements on terms agreeable to Recipient and (B) subject to the consent and control of Recipient, enforcement, at the cost and for the account of Recipient, of any and all rights of the Contributor in connection with such Contributed Assets.

4.4 Contribution Shares. Recipient shall deliver to Contributor a stock certificate, registered in the name of Contributor, representing the Contribution Shares issued by Recipient to Contributor pursuant to this Agreement.

Article 5 Representations and Warranties of Contributor

Contributor represents and warrants to Recipient as follows:

5.1 Organization; Authority. Contributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all limited liability company power and authority to enter into this Agreement, and to perform its obligations hereunder.

5.2 Binding Effect. This Agreement has been duly authorized by all necessary action of the manager and members of Contributor and this Agreement has been duly executed and delivered by Contributor and constitutes the legal, valid and binding obligation of Contributor enforceable against it in accordance with its terms. Each of the other Contribution Documents to which Contributor is required to become a party will be duly executed and delivered by Contributor and, when executed and delivered by Contributor, will constitute the legal, valid and binding obligation of Contributor enforceable against it in accordance with its terms.

5.3 Consideration. The consideration to be received by Contributor under this Agreement constitutes fair consideration and reasonable value for the Contributed Assets. The Contributor is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following closing of the transactions contemplated by this Agreement. The Contributor is not engaged in any business or transaction, and it is not about to engage in any business or transaction, for which its remaining assets and capital are or will be insufficient. The Contributor does not intend to incur, or believe that it will incur, liabilities and obligations that would be beyond its ability to discharge the same in full. The Contributor has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

5.4 Non-Contravention. Neither the execution and delivery of this Agreement by Contributor nor the consummation by Contributor of the Contribution contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, or result in the creation or imposition of any Encumbrance upon any of the Contributed Assets pursuant to, (a) any agreement or commitment to which Contributor is a party or by which Contributor or any of its properties (including any of the Contributed Assets) is bound or to which Contributor or any of its properties is subject, (b) the certificate of formation, limited liability company agreement or other constitutive documents of Contributor, or (c) any statute, regulation, rule, judgment, order, decree or injunction of any governmental agency to which Contributor or any of its properties is subject.

5.5 Consents and Filings. No consent, approval or authorization from any governmental authority is required for the execution and delivery of this Agreement by Contributor or for the consummation by the Contributor of the Contribution contemplated hereby.

5.6 Contributed Assets.

(a) Good Title. Contributor has good and marketable title to all of the Contributed Assets, all free and clear of Encumbrances. The Contributed Assets do not constitute all, or substantially all, of the Contributor’s assets. There are no adverse claims of ownership to the Contributed Assets, no person (other than the Contributor) has a claim of ownership or right of possession or use in or to any of the Contributed Assets, nor, to the Contributor’s Knowledge, are there any facts, circumstances or conditions on which any such claim could be brought in the future. At the Closing, Contributor will transfer to Recipient good record (where applicable) and marketable title to all of the Contributed Assets, in each case subject to no Encumbrance.

(b) No Material Liabilities. There are no liabilities or obligations of the Contributor arising out of or related to any of the Contributed Assets, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or to become due) other than those which: (i) are immaterial; or (ii) which arise in the ordinary course of business. The Contributor has complied in all material respects with those laws applicable to it, its business and its assets and interests, in so far as concerns the Contributed Assets.

(c) Intellectual Property.

(i) The Contributor exclusively owns all rights, title and interests in the Transfer IP (including the patent rights set forth on Schedule 1.1(a)), in each case free and clear of all Encumbrances. The Transfer IP comprises IP which are necessary, or which have been used by the Contributor, to conduct the Programs.

(ii) To the Contributor’s Knowledge, no person has infringed, diluted, misappropriated or otherwise violated and are not infringing, diluting, misappropriating or otherwise violating the Transferred IP.

(iii) To the Contributor’s Knowledge, the Exploitation of the Contributed Assets and the conduct of the Programs by the Contributor has not infringed, diluted, misappropriated or otherwise violated the rights of any other person.

(iv) To the Contributor’s Knowledge, no claims are pending or, threatened with regard to (i) the ownership, licensing or use of any Transferred IP; (ii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any Transferred IP; (iii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any third party’s IP with respect to the conduct of any of the Programs or the Exploitation of the Transferred IP; (iv) the validity or enforceability of any Transferred IP; or (v) the payment of any financial compensation due to current or former employees or other person(s) in connection with any Transferred IP. The Contributed Assets include the right to bring actions for infringement, including all rights to recover damages for past infringement, of all Transferred IP, subject to applicable laws.

(v) Schedule 1.1(a) sets forth a complete and accurate list of all patents and applications (including any and all registrations and applications therefor), registered copyright and other registered IP, that, in each case, are owned or controlled by the Contributor and related to any of the Programs or the subject matter of any of the Programs. The patent applications listed in Schedule 1.1(a) are pending and have not been abandoned and have been and continue to be timely prosecuted. All patents and applications therefor have been duly registered or filed with or issued by each appropriate governmental authority in the jurisdiction indicated in Schedule 1.1(a) and all related necessary affidavits of continuing use have been timely filed, and all related necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents (or applications) listed in Schedule 1.1(a) has expired or been declared invalid, in whole or in part, by any governmental authority nor to the Contributor’s Knowledge, involved any oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Schedule 1.1(a) are, to the Contributor’s Knowledge, involved in or are the subject of any ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.

(vi) The Contributor has taken reasonably prudent steps to maintain its trade secrets, know-how and other confidential and/or proprietary information in confidence and has not granted any person any license, right, title or interest in respect of any Transferred IP other than non-exclusive licenses granted to anyone providing research or similar services to the Contributor.

(vii) The execution and performance of this Agreement by the Contributor will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Transferred IP.

(d) Disputes. To the best of the Contributor’s Knowledge and belief, there is no claim, proceeding or other action which is current, pending or threatened before any court, arbitration body, tribunal or other body, and there is no investigation or administrative action of any regulatory body which is current, pending or threatened, that affects (or, if successful, could reasonably be expected to be materially adverse to) any interests in, or any right or ability of Eliem to freely Exploit, any of the Contributed Asset.

(e) Records. The Records are complete, up to date and held and maintained in accordance with all legal requirements and good working practice and, where applicable, in accordance with GLP.

5.7 Acquisition Entirely for Own Account. This Agreement is made with Contributor in reliance upon Contributor’s representation to the Company, which by Contributor’s execution of this Agreement, Contributor hereby confirms, that the Contribution Shares to be acquired by Contributor will be acquired for investment for Contributor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Contributor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Contributor further represents that Contributor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Contribution Shares. Contributor has not been formed for the specific purpose of acquiring the Contribution Shares.

5.8 Disclosure of Information. Contributor has had an opportunity to discuss the Recipient’s business, management, financial affairs and the terms and conditions of the offering of the Contribution Shares with the Recipient’s management and has had an opportunity to review the Recipient’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Recipient in Article 6 of this Agreement or the right of the Contributor to rely thereon.

5.9 Restricted Securities. Contributor understands that the Contribution Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Contributor’s representations as expressed herein. Contributor understands that the Contribution Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Contributor must hold the Contribution Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Contributor acknowledges that the Recipient has no obligation to register or qualify the Contribution Shares, or any other securities of the Recipient into which such Contribution Shares may be converted, for resale except as set forth in the Investors’ Rights Agreement. Contributor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Contribution Shares, and on requirements relating to the Recipient which are outside of Contributor’s control, and which the Recipient is under no obligation and may not be able to satisfy.

5.10 No Public Market. Contributor understands that no public market now exists for the Contribution Shares, and that the Recipient has made no assurances that a public market will ever exist for the Contribution Shares.

5.11 Legends. Contributor understands that the Contribution Shares and any securities issued in respect of or exchange for the Contribution Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, any of the Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Contribution Shares represented by the certificate, instrument, or book entry so legended.

5.12 Accredited Investor. Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.13 Foreign Investors. If Contributor is not a United States person (as defined by Section 7701(a)(30) of the Code), Contributor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Contribution Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Contribution Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Contribution Shares. Contributor’s subscription and payment for and continued beneficial ownership of the Contribution Shares will not violate any applicable securities or other laws of Contributor’s jurisdiction.

5.14 No General Solicitation. Neither Contributor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Contribution Shares.

5.15 Residence. The office or offices of Contributor in which its principal place of business is located is at 20 Park Plaza, Boston, MA 02116.

Article 6 Representations and Warranties of Recipient

Recipient represents and warrants to the Contributor as follows:

6.1 Organization and Standing of the Recipient. Recipient is a corporation duly organized, validly existing and in good standing under the State of Delaware, with all corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2 Corporate Approval; Binding Effect. This Agreement has been duly authorized by all necessary corporate action of the Board of Directors of Recipient and this Agreement has been duly executed and delivered by Recipient and constitutes the legal, valid and binding obligation of Recipient enforceable against it in accordance with its terms. Each of the other Contribution Documents to which Recipient is required to become a party will be duly executed and delivered by Recipient and, when executed and delivered by Recipient, will constitute the legal, valid and binding obligation of Recipient enforceable against it in accordance with its terms

6.3 Non-Contravention; Approvals. Neither the execution and delivery of this Agreement by Recipient nor the consummation by Recipient of the Contribution contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, (a) any agreement or commitment to which Recipient is a party or by which Recipient or any of its properties is bound or to which Recipient or any of its properties is subject, (b) the certificate of incorporation, by-laws or other constitutive documents of Recipient, or (c) any statute, regulation, rule, judgment, order, decree or injunction of any governmental agency to which Recipient or any of its properties is subject.

6.4 Consents and Filings. No consent, approval or authorization from any governmental authority is required for the execution and delivery of this Agreement by Recipient or for the consummation by Recipient of the Contribution contemplated hereby.

Article 7 Miscellaneous

7.1 Other Agreements Superseded; Waiver and Modification, Etc. This Agreement and all other instruments of transfer and other agreements and arrangements to be entered into pursuant to this Agreement (all the foregoing being the “Transaction Documents”) supersede all prior agreements or understandings, written or oral, between Contributor, on the one hand, and Recipient, on the other hand, relating to the Contribution, and the Transaction Documents shall incorporate the entire understanding of the Parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the Party against whom the amendment or supplement is sought to be enforced. The Party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by the other Party unless made by written instrument signed by the waiving Party.

7.2 Further Assurances. The Contributor agrees, at any time at or after the Contribution Closing, at its own expense, to execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by the Recipient, and to take any other action consistent with the terms of this Agreement that may reasonably be requested by the Recipient, for the purpose of assigning, transferring, granting, conveying and confirming to the Recipient, or reducing to the Recipient’s possession, any or all of the Contributed Assets as well as any assets later identified by either the Contributor or the Recipient to be related to the Programs that would have been, but for their later identification, assigned to Recipient at the Contribution Closing in order to give effect to the Parties’ intentions herein.

7.3 Notices. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or transmitted by facsimile or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, addressed as follows:

If to Recipient:	If to Contributor:

Eliem Therapeutics, Inc.	Carnot LLC
c/o RA Capital Management	c/o RA Capital Management
20 Park Plaza,	20 Park Plaza,
Boston, MA 02116	Boston, MA 02116
Attention: Andrew Levin	Attention: Andrew Levin

7.4 Law Governing. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, excluding the application of any of its choice of law rules that would result in the application of the laws of another jurisdiction.

7.5 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.6 Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties hereto. A Party may assign such Party’s rights and obligations under this Agreement at any time after the Contribution Closing pursuant to a written agreement or instrument of assignment (copies of which must be provided to the other Party), but neither Party may assign such Party’s rights and obligations under this Agreement at any time prior to the Contribution Closing without the prior written consent of the other Party. Any assignment by a Party of this Agreement or such Party’s rights or obligations under this Agreement shall not operate to release or relieve such Party from any of such Party’s obligations under this Agreement.

7.7 Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One Party may execute one or more counterparts other than that or those executed by another Party, without thereby affecting the effectiveness of any such signatures.

7.8 Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Contributor’s Knowledge” means the actual knowledge of Andrew Levin.

“Encumbrance” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, encumbrance, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of or otherwise exploit. “Exploitation” shall be construed accordingly.

“GLP” or “Good Laboratory Practices” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the United States Food and Drug Administration as defined in Title 21, Part 58 of the U.S. Code of Federal Regulations, and (b) the equivalent laws in any relevant country, each as may be amended and applicable from time to time.

“Intellectual Property” or “IP” means all patents (including any patent disclosures and all related continuation, continuation in part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents), patent applications and registrations (including any applications for registration), registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, software and computer algorithms, inventions, know-how, trade secrets, confidential information, database rights and rights in data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights and industrial property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, rights under licenses in, to and under any of the foregoing, and the right to make applications for any of the foregoing, extensions and renewals thereof, and all rights of a similar nature, in each case anywhere in the world.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Asset Contribution Agreement under seal as of the date first above written.

Contributor:

CARNOT, LLC

By: RA Capital Management, LLC, its Manager

By:	/s/ James Schneider
Name:	James Schneider
Title:	Authorized Signatory

Recipient:

ELIEM THERAPEUTICS, INC.

By:
Name:	Andrew Levin
Title:	Chief Executive Officer

[Carnot/Eliem – Signature Page to Aset Contribution Agreement]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Asset Contribution Agreement under seal as of the date first above written.

Contributor:

CARNOT, LLC

By: RA Capital Management, LLC, its Manager

By:
Name:	James Schneider
Title:	Authorized Signatory

Recipient:

ELIEM THERAPEUTICS, INC.

By:	/s/ Andrew Levin
Name:	Andrew Levin
Title:	Chief Executive Officer

[Carnot/Eliem – Signature Page to Aset Contribution Agreement]